Exhibit 6.11

NON-BINDING TERM SHEET

February 27th, 2019

The following Non-Binding Term Sheet (“Term Sheet”) sets forth a preliminary summary of principal terms of a transaction by which PeerStream, Inc. (“PeerStream”) and YouNow, Inc. (“YouNow” and together with PeerStream, the “Parties”) will agree to work together to integrate YouNow’s cryptographic token (“Props Tokens”) into PeerStream’s CamFrog and PalTalk mobile applications and otherwise incorporate these applications and PeerStream into the Props Network (as defined below) (the “Transaction”).

Except for the Binding Provisions (as defined below), this Term Sheet is an invitation to negotiate and does not constitute an offer, a contract, or a requirement to make an offer or to negotiate or enter into a contract. This Term Sheet is not complete and merely serves as the basis for discussions between the Parties. The Parties desire to enter into this Term Sheet to further their relationship, with the intent of entering into a more detailed, definitive agreement (“Definitive Agreement”) as described herein. The Parties agree to use good faith efforts in an attempt to reduce to writing, and execute the Definitive Agreement directed toward the general subject matter of this Term Sheet and based upon the parties’ mutual understandings, as promptly as practicable after the effective date of this Term Sheet; however, the parties will have no obligation to enter into the Definitive Agreement or any other binding agreement. Neither party will be liable to the other for the failure to execute the Definitive Agreement.

This Term Sheet is not an offer of any security or a solicitation of offers to buy any security. This Term Sheet and the Transaction relate to a potential offer of Props Tokens under Regulation D (“Regulation D”) of the U.S. Securities Act of 1933, as amended (the “Securities Act”). Please refer to the provisions of this Term Sheet listed under “Securities Laws” for additional information.

Overview
YouNow is developing a network of consumer-facing digital media apps (collectively, “Props Apps”) that will provide an extra level of premium, built-in functionality to users who hold Props Tokens. To support the development of Props Apps, YouNow is also developing a blockchain-based infrastructure and other related proprietary technology to support Props Apps (collectively, together with the Props Apps and their users, the “Props Network”). YouNow is developing the first Props App that will be launched on the Props Network, and in order to add additional Props Apps to the Props Network, YouNow and PeerStream wish to incorporate Props Tokens into the user experience of users of the CamFrog and PalTalk applications (“PeerStream Apps”) and connect the PeerStream Apps to Props Network’s infrastructure. YouNow and PeerStream will agree to work together to effect the Transaction and thereby integrate Props Tokens into the PeerStream Apps.

Product Roles and Responsibilities
YouNow will agree to:

•    provide PeerStream with a software development kit designed to enable distribution of Props Tokens to PeerStream users (the “Props SDK”).
•    provide PeerStream with access to Props enabled mobile wallet software.
•    provide hands-on consultation services and recommendations on product implementation and utility.
•    work with PeerStream to integrate the PeerStream Apps into the Props Network’s Protocol Rewards Engine.
•    provide ongoing technical support to PeerStream for the integration of Props Tokens into the PeerStream Apps.

PeerStream will agree to:
•    integrate Props SDK, wallet tie in, user rewards and loyalty functionality into CamFrog and PalTalk
•    maintain the PeerStream Apps as Props Apps throughout the term of the Definitive Agreement.
•    take such other reasonable actions and provide such information that may be necessary to facilitate regulatory approvals necessary to effect the Transactions.

Marketing Roles and Responsibilities
The Parties will use commercially reasonable efforts to facilitate press announcement of the Parties’ entry into the Definitive Agreement and other announcements related to the incorporation of the PeerStream Apps into the Props Network. The Parties may participate in other future marketing activities to be mutually agreed upon in the Definitive Agreement. Any use of PeerStream’s name and branding, including for the PeerStream Apps, is subject to PeerStream’s written approval, which shall not be unreasonably withheld. Any use of YouNow’s name and branding, including Props, is subject to YouNow’s written approval, which shall not be unreasonably withheld.

Token Grants
PeerStream will earn the right to receive up to, in aggregate, 15,000,000 Props Tokens (collectively, “Grant Tokens”) upon the achievement of certain milestones in the 2019 calendar year:
1.    Upon entry into a Definitive Agreement and mutual announcement of the entry into the Definitive Agreement: 20% of the total Grant Tokens
2.    Upon integration of Props SDK and launch of CamFrog or PalTalk as Props Apps: 40% of the Grant Tokens
3.    Upon integration of Props SDK and launch of both of CamFrog and PalTalk as Props Apps: 40% of the Grant Tokens.

PeerStream will earn an additional the right to receive bonus of 10% of the Grant Tokens (“Grant Bonus Tokens” and collectively with the with the Grant Tokens “Total Grant Tokens”) upon integration of Props SDK and launch of both of CamFrog and PalTalk as Props Apps by the end of October 2019.

PeerStream’s rights to receive Props Tokens earned as described above will be documented with a forward delivery agreement for Props Tokens entered into by and between the Parties (a “Deferred Delivery Agreement” or “Simple Agreement for Future Tokens”), which shall provide for the delivery of the underlying Props Tokens one year and a day subsequent to the date on which the rights were earned by PeerStream

Term and Termination
The Definitive Agreement will have an initial term of three years and will automatically renew for additional one-year renewal terms, unless canceled by a party on at least 90-days’ written notice prior to the end of the initial term or then-current renewal term. Either party may terminate the Definitive Agreement at any time, with
90 days notice.

Upon Termination by YouNow:

•    If Termination occurs during the first year of the Definitive Agreement, YouNow Shall Grant PeerStream additional Props tokens equal to 75% of the Total Grant Tokens already granted to PeerStream, by that time.
•    If Termination occurs during the second year of the Definitive Agreement, YouNow will remit additional Props tokens equal to 50% of the Total Grant Tokens already granted, to PeerStream.
•    If Termination occurs during the third year of the Definitive Agreement, YouNow will remit additional Props tokens equal to 25% of the Total Grant Tokens already granted, to peerStream.

Upon Termination by PeerStream:

•    If Termination occurs during the first year of the Definitive Agreement, PeerStream will revert back to YouNow Props tokens equal to 66% of the Tokens already granted, by that time, to PeerStream.
•    If Termination occurs during the second year of the Definitive Agreement, PeerStream will revert back to YouNow Props tokens equal to 33% of the Tokens already granted, to PeerStream.
•    If Termination occurs during the third year of the Definitive Agreement, PeerStream will revert back to YouNow Props tokens equal to 16% of the
Tokens already granted, to PeerStream.

Regulatory Issues and Third-Party Approvals
The integration of the PeerStream Apps as proposed in the Transaction will be subject to and contingent on the resolution of regulatory issues that may arise. The Parties’ will agree to work in good faith to address regulatory issues and structure the Transaction in a way to minimize regulatory burdens and expenses.

Transaction Expense	Each Party will bear its own expenses in connection with this Term Sheet, the negotiation of the Definitive Agreement, the Transaction, and other matters contemplated by this Term Sheet.

Preparation of Definitive Agreement	Following the execution and delivery of this Term Sheet, YouNow’s legal counsel will prepare the first draft of the Definitive Agreement for delivery to and review by PeerStream and its counsel.

Representations and Warranties; Indemnification; Limitation of Liability
The Definitive Agreement will contain customary representations and warranties of the Parties, as well as limitation of liability and indemnification provisions customary for an agreement of this type.

Confidentiality
This Term Sheet will be deemed “Confidential Information” as defined in, and kept confidential pursuant to the terms of the previously executed Nondisclosure Agreement, provided that this Term Sheet may be publicly disclosed or filed by

YouNow to the extent that it determines that the Term Sheet’s public disclosure or filing is required in order to proceed with an offering under Regulation A.

Relationship
The parties are independent contractors and this Term Sheet will not be construed to determine that a party is a partner, joint venturer, or fiduciary of the other party, to create any other form of legal association that would impose liability on one party for the act or failure to act of the other party, or to provide either party with the right, power, or authority (express or implied) to create any duty or obligation of the other party.

Non-Binding
This Term Sheet is not, nor is it intended to be, legally binding. Except for the Binding Provisions, this Term Sheet does not give rise to any binding obligations, express or implied. Binding commitments and obligations with respect to the proposed business relationship will arise only upon the execution of the Definitive Agreement. In addition, neither party should act or fail to act in detrimental reliance on this Term Sheet.

Notwithstanding anything to the contrary in this Term Sheet, the following provisions of this Term Sheet are binding upon the parties (the “Binding Provisions”): the obligation to negotiate the Definitive Agreement in good faith described in the preamble, Transaction Expenses, Confidentiality, Relationship, Non-Binding, Disputes, Governing Law, Securities Laws, and Miscellaneous.

Disputes
The Parties will try to settle any dispute regarding this Term Sheet, the Definitive Agreement (prior to its execution), the Transaction, and other matters contemplated by this Term Sheet, amicably and in good faith between themselves first. In the event the parties are unable to resolve such dispute within a forty-five (45) day period from the first date on which a party communicates to the other in writing the existence of such a dispute, controversy or claim, either party may submit the dispute to arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce. The arbitration proceedings shall take place in New York, New York. Any determination by such arbitration shall be final and conclusively binding. All costs incurred in connection with such arbitration, including reasonable attorneys' fees, shall be borne by the party which incurs the costs, except the fees of conducting the arbitration itself which shall be borne equally by the parties.

Governing Law
Interpretation of this Term Sheet will be governed by the laws of the State of New York, without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction. All disputes arising out of this Term Sheet will be subject to the exclusive jurisdiction of the state and federal courts located in New York, New York, and each party consents the personal jurisdiction of these courts.

Securities Laws
This Term Sheet is not an offer of any security or a solicitation of offers to buy any security. This Term Sheet and the Transaction relate to a potential offer of Props Tokens under Regulation D of the Securities Act, and the Props Tokens have not been registered with or approved or disapproved by the U.S. Securities and Exchange Commission (the “SEC”) or the securities commission or regulatory authority of any state or foreign jurisdiction, nor has the SEC or any such state or foreign securities commission or regulatory authority passed upon the accuracy or adequacy of this Term Sheet or any other disclosure to you. PeerStream is an “accredited investor,” within the meaning of Rule 501(a) under the Securities Act.

While this Term Sheet contains statements relating to a potential offering under Regulation A, this information is provided solely for purposes of providing information about YouNow and the Props Network. No money or other consideration is being solicited with respect to any offering under Regulation A, and if sent in response for such an offering, will not be accepted. Any offer to buy securities under Regulation A will be made only pursuant to an offering statement filed with the SEC pursuant to Regulation A, and this Term Sheet does not relate to any such offering statement or any offering under Regulation A. No offer to buy securities under Regulation A can be accepted and no part of the purchase price can be received for an offering under Regulation A until such an offering statement is qualified by the SEC. In any such future and potential Regulation A offering, any offer made pursuant to an offering statement may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date, and an indication of interest made by a prospective investor in any such Regulation A offering is non-binding and involves no obligation or commitment of any kind.

Miscellaneous
This Term Sheet may only be amended, supplemented, or otherwise modified by mutual consent of both parties in writing. This Term Sheet may be executed in separate counterparts, each of which will be deemed to be an original and both of which together will constitute a single document.

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The foregoing non-binding term sheet is made between PeerStream, Inc. and YouNow, Inc. as of the date first set forth above.

PEERSTREAM, INC. By:

By:	/s/ Jason Katz
Name:	Jason Katz
Title:	President

YOUNOW, INC.

By:	/s/ Adi Sideman
Name:	Adi Sideman
Title:	CEO